Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this post-effective amendment on Form S-8 to Registration Statement on Form S-4 (No. 333-276797) pertaining to 1,035,350 shares of APA Corporation Common Stock issuable pursuant to the Callon Petroleum Company 2020 Omnibus Incentive Plan of our reports dated February 22, 2024, with respect to the consolidated financial statements of APA Corporation and subsidiaries and the effectiveness of internal control over financial reporting of APA Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 1, 2024